UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2020

DIGITAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200
San Francisco	,	California	94111
(Address of principal executive offices)			(Zip Code)

(415) 738-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	DLR	New York Stock Exchange
Series C Cumulative Redeemable Perpetual Preferred Stock	DLR Pr C	New York Stock Exchange
Series G Cumulative Redeemable Preferred Stock	DLR Pr G	New York Stock Exchange
Series I Cumulative Redeemable Preferred Stock	DLR Pr I	New York Stock Exchange
Series J Cumulative Redeemable Preferred Stock	DLR Pr J	New York Stock Exchange
Series K Cumulative Redeemable Preferred Stock	DLR Pr K	New York Stock Exchange
Series L Cumulative Redeemable Preferred Stock	DLR Pr L	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Digital Realty Trust, Inc.	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Digital Realty Trust, Inc.	☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2020, our Board of Directors elected each of (i) Alexis Black Bjorlin and (ii) VeraLinn "Dash" Jamieson (together, the "New Directors") as an independent director to our Board of Directors to serve until our 2020 Annual Meeting of Stockholders and until her respective successor is duly elected and qualifies.  The committees of our Board of Directors on which the New Directors will serve have not yet been determined. Dr. Black Bjorlin is Broadcom’s Senior Vice President and General Manager of Optical Systems Division and Lt. Gen. Jamieson is the former Director of the United States Air Force’s Intelligence Surveillance, Reconnaissance and Cyber Effects Operations.

Dr. Black Bjorlin brings over 19 years of high technology management experience at Fortune 500, small cap, and private companies to our Board of Directors. She currently heads Broadcom’s Optical Systems Division. Dr. Black Bjorlin previously was Corporate Vice President of the Data Center Group and General Manager of the Connectivity Group at Intel. Prior to Intel, she spent eight years as President of Source Photonics, where she also served on the board of directors. She earned a B.S. in Materials Science and Engineering from Massachusetts Institute of Technology and a Ph.D. in Materials Science from the University of California at Santa Barbara.

Lt. Gen. Jamieson is experienced in data management, cloud technology, artificial intelligence and machine learning with over 37 years of government experience. She achieved the rank of Lieutenant General in the U.S. Air Force and prior to retiring, served as the Director of the United States Air Force’s Intelligence Surveillance, Reconnaissance and Cyber Effects enterprise, conducting operations for the Department of Defense. Prior to assuming her position as Deputy Chief of Staff, Lt. Gen. Jamieson served as the Deputy Commander, Joint Functional Component Command for ISR, U.S. Strategic Command, Washington, D.C. She earned a B.S. in Business Administration from West Virginia University, and masters degrees in Strategic Studies and Aviation Management from the National Defense University and Embry Riddle University, respectively.
There are no arrangements or understandings between the New Directors and any other person pursuant to which the New Directors were selected as our directors. There are no transactions in which the New Directors have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to our 2014 Incentive Award Plan, as amended (the "Plan"), on the date of election to our Board of Directors, the New Directors received an award of profits interest units of our subsidiary operating partnership Digital Realty Trust, L.P., representing a pro rata portion of our $165,000 annual non-employee director equity award that will vest on the earlier to occur of (i) the first anniversary of the date of grant or (ii) the day before the date of the next annual meeting of stockholders following the date of grant, subject to the applicable New Director’s continued service with us through the vesting date. In addition, pursuant to the existing terms of the Plan, each New Director is eligible to receive an annual equity award with a value of $165,000, payable in profits interest units or shares of our common stock at her election, at each annual meeting of stockholders following her election if she continues to serve as an independent director immediately following such meeting. The Plan currently provides that each such annual equity award will vest on the earlier to occur of (i) the first anniversary of the date of grant or (ii) the day before the date of the next annual meeting of stockholders following the date of grant, subject to the applicable New Director’s continued service with us through the vesting date.

Each New Director will also receive an annual cash retainer of $85,000, prorated for any partial year of service, for serving on our Board of Directors, and will also be compensated for service on any committees of our Board of Directors to which she is appointed. The New Directors may elect to receive all or a portion of their cash retainers and director fees otherwise payable in cash in any combination of the following: (1) cash or (2) fully-vested profits interest units, having a value (based on our closing share price on the date of grant) equal to 100% of the cash retainer and director fee amounts subject to the election.

We expect to enter into our standard form of indemnification agreement for officers and directors with each New Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
Executive Vice President, General Counsel and Secretary

Date: January 7, 2020